CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603



                                 April 30, 2009




First Trust Exchange-Traded Fund
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187




         Re:              First Trust Exchange-Traded Fund
                  ---------------------------------------------

Ladies and Gentlemen:

         We have served as counsel for the First Trust Exchange-Traded Fund (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares"), First Trust Amex(R) Biotechnology Index Fund, First Trust DB Strategic Value Index Fund, First Trust Dow Jones Internet Index(SM) Fund, First Trust Dow Jones Select MicroCap Index(SM) Fund, First Trust ISE Chindia Index Fund, First Trust ISE-Revere Natural Gas Index Fund, First Trust ISE Water Index Fund, First Trust Morningstar(R) Dividend Leaders(SM) Index Fund, First Trust NASDAQ-100 Equal Weighted Index(SM) Fund, First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund, First Trust NASDAQ-100-Technology Sector Index(SM) Fund, First Trust NASDAQ(R) Clean Edge(R) Green Energy Index Fund, First Trust S&P REIT Index Fund, First Trust US IPO Index Fund, First Trust Value Line(R) 100 Exchange-Traded Fund, First Trust Value Line(R) Dividend Index Fund and First Trust Value Line(R) Equity Allocation Index Fund (each, a "Fund," and collectively, the "Funds"), in the manner and on the terms set forth in Post-Effective Amendment No. 45 to its Registration Statement on Form N-1A filed on April 30, 2009 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

         In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:


April 30, 2009
Page 2




         The Shares of each Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated August 8, 2003 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by each Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by each Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of each Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-125751) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.



                                            Respectfully submitted,



                                            CHAPMAN AND CUTLER LLP